Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8) pertaining to the ABB Ltd Long Term Incentive Plan of our report dated February 22, 2018, except for Note 3, as to which the date is March 27, 2019 and except for Note 23, as to which the date is February 25, 2020, with respect to the 2017 consolidated financial statements of ABB Ltd included in its Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young AG

Zurich, Switzerland
March 23, 2020